EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2005, relating to the financial statements of FEI Company (which report includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 146, Accounting Costs Associated with Exit or Disposal Activities), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of FEI Company for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon
October 10, 2005